                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     American Power Conversion Corporation
         -------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                     American Power Conversion Corporation
          -----------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:  not
                                                                          ---
         applicable
         ----------

     (2) Aggregate number of securities to which transactions applies:  not
                                                                        ---
         applicable
         ----------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: not applicable
                                              --------------

     (4) Proposed maximum aggregate value of transaction:  not applicable
                                                           --------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously paid:  not applicable
                                   --------------

     (2)  Form, Schedule or Registration Statement No.:  not applicable
                                                         --------------

     (3)  Filing party:  not applicable
                         --------------

     (4)  Date filed:  not applicable
                       --------------

                     American Power Conversion Corporation
                                  P.O. Box 278
                              132 Fairgrounds Road
                            West Kingston, RI  02892


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ______________________


To the Shareholders:

     The Annual Meeting of Shareholders of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), will be held on Wednesday, June 14, 1995 at 10:00 a.m. at Chafee Social Science Center, Room 271, on the campus of the University of Rhode Island, Kingston, Rhode Island 02881 for the following purposes:

     1.   To fix the number of directors at five.

     2.   To elect a Board of Directors for the ensuing year.

     3. To ratify the selection of the firm of KPMG Peat Marwick LLP as auditors for the fiscal year ending December 31, 1995.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Shareholders of record at the close of business on April 21, 1995, will be entitled to vote at the meeting or any adjournments thereof.


                              By Order of the Board of Directors,


                              Emanuel E. Landsman,
                              Clerk

May 1, 1995


SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                     AMERICAN POWER CONVERSION CORPORATION
                                  P.O. Box 278
                              132 Fairgrounds Road
                            West Kingston, RI 02892


                         ------------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on June 14, 1995
                         ------------------------------

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Wednesday, June 14, 1995 at 10:00 a.m. at Chafee Social Science Center, Room 271, on the campus of the University of Rhode Island, Kingston, Rhode Island 02881 (the "Meeting").

     Only shareholders of record as of the close of business on April 21, 1995 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 92,531,728 shares of Common Stock, par value $.01 per share, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.

     Each of the persons named as attorneys in the proxy is a director and officer of the Company. All properly executed proxies returned in time to be cast at the Meeting will be voted. With respect to the election of a Board of Directors, any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. The proxies will be voted as stated below under "Election of Directors." In addition to the election of directors, the shareholders will consider and vote upon proposals (i) to fix the number of directors at five and (ii) to ratify the selection of KPMG Peat Marwick LLP as the Company's auditors for 1995. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report to Shareholders, containing financial statements for the fiscal year ended December 31, 1994, is being mailed together with this proxy statement to all shareholders entitled to vote. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about May 10, 1995.

     All share and per share information in this Proxy Statement has been adjusted to reflect (i) a 2-for-1 stock split effected in the form of a stock dividend in December 1991, (ii) a 2-for-1 stock split effected in the form of a stock dividend in December 1992, and (iii) a 2-for-1 stock split effected in the form of a stock dividend in September 1993.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of March 31, 1995, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding shares of Common Stock of the Company outstanding at such date, (ii) by each director or nominee for director of the Company, (iii) by each executive officer named in the Summary Compensation Table on page 7, and (iv) by all directors, nominees for director and executive officers of the Company as a group.

                                Amount and
                                ----------
                                Nature of               Percentage of
                                ---------               -------------
     Name and Address           Beneficial              Common Stock
     ----------------           ----------              ------------
    of Beneficial Owner       Ownership/(1)/          Outstanding/(2)/
    -------------------       --------------          ----------------
Rodger B. Dowdell, Jr.         9,850,782/(3)/              10.6%
American Power Conversion
 Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI  02892

Neil E. Rasmussen              5,594,290/(4)/               6.0%
American Power Conversion
 Corporation
9 Executive Park Drive
North Billerica, MA 01862

Emanuel E. Landsman            2,157,948/(5)/               2.3%
American Power Conversion
 Corporation
9 Executive Park Drive
North Billerica, MA 01862

James D. Gerson                  273,488/(6)/                  *
Fahnestock & Co.
110 Wall Street
New York, NY  10005

Ervin F. Lyon                    902,790/(7)/               1.0%
27 Carriage Drive
Lexington, MA  02173

Edward Machala                   974,310/(8)/               1.2%
American Power Conversion
 Corporation
P.O. Box 278
132 Fairgrounds Road

West Kingston, RI  02892

Asa Davis III                    361,813/(9)/                  *
American Power Conversion
 Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI  02892

David Vieau                     281,901/(10)/                  *
American Power Conversion
 Corporation
P.O. Box 278
132 Fairgrounds Road
West Kingston, RI  02892


All directors and            20,397,322/(11)/              22.0%
executive officers as
a group (8 persons)

________________________
*Less than 1.0%

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares listed.

(2) The number of shares of Common Stock deemed outstanding on March 31, 1995 includes (i) 92,531,728 shares outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days thereafter by the person or group in question.

(3) Includes 371,270 shares of Common Stock currently allocated to Mr. Dowdell under the Company's Employee Stock Ownership Plan (the "ESOP"). Does not include any shares held by the ESOP other than the shares allocated to Mr. Dowdell's account. The ESOP currently holds an aggregate of 4,339,610 shares. Mr. Dowdell is a trustee of the ESOP and as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Dowdell disclaims beneficial ownership of such shares, other than the shares allocated to him.

(4) Includes 299,206 shares of Common Stock currently allocated to Mr. Rasmussen under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Rasmussen's account. The ESOP currently holds an aggregate of 4,339,610 shares. Mr. Rasmussen is a trustee of the ESOP and as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Rasmussen disclaims beneficial ownership of such shares, other than the shares allocated to him.

(5) Includes 246,968 shares of Common Stock currently allocated to Dr. Landsman under the Company's ESOP. Does not include 25,000 shares held by a trust for the benefit of certain family members or 250,000 shares held by the Landsman Charitable Trust. Dr. Landsman disclaims beneficial ownership of the shares held by such trusts.

(6) Includes 10,000 shares of Common Stock issuable to Mr. Gerson pursuant to options which may be exercised within the next 60 days. Does not include 4,000 shares held by Mr. Gerson's wife for the benefit of his children. Mr. Gerson disclaims beneficial ownership of the shares held by his wife for the benefit of his children.

(7) Includes 10,000 shares issuable to Dr. Lyon pursuant to options which may be exercised within the next 60 days. Does not include 4,800 shares held by Dr. Lyon's daughter. Dr. Lyon disclaims beneficial ownership of the shares held by his daughter. Does not include 49,742 shares held by a trust for the benefit of Dr. Lyon's daughter. Dr. Lyon disclaims beneficial ownership of the shares held by such trust.

(8) Includes 42,110 shares of Common Stock currently allocated to Mr. Machala under the Company's ESOP. Does not include any shares held by the ESOP other than the shares allocated to Mr. Machala's account. The ESOP currently holds an aggregate of 4,339,610 shares. Mr. Machala is a trustee of the ESOP and as such, may be deemed to be a beneficial owner of the shares currently held by it. Mr. Machala disclaims beneficial ownership of such shares, other than the shares allocated to him.

(9) Includes 67,245 shares of Common Stock currently allocated to Mr. Davis under the Company's ESOP and 10,000 shares issuable to Mr. Davis pursuant to options which may be exercised within the next 60 days.

(10) Includes 3,901 shares of Common Stock currently allocated to Mr. Vieau under the Company's ESOP and 230,000 shares issuable to Mr. Vieau pursuant to options which may be exercised within the next 60 days.

(11) Includes (i) 260,000 shares issuable to certain officers and directors of the Company pursuant to options which may be exercised within the next 60 days, and (ii) 1,030,700 shares allocated to the accounts of the officers of the Company under the Company's ESOP. Also see footnotes (3) through
     (10).

                        NUMBER AND ELECTION OF DIRECTORS

     At the Meeting, the shareholders will vote on fixing the number of directors at five and electing the entire Board of Directors. The directors of the Company are elected annually and hold office until the next annual meeting of shareholders and until their successors shall have been elected and qualified.

     Shares represented by all proxies received by the Board of Directors and not so marked as to oppose or abstain from voting on fixing the number of directors will be voted for fixing the number of directors for the ensuing year at five. The Board of Directors recommends a vote FOR fixing the number of directors at five.

     Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees is unable or unwilling to serve) for the election of the nominees named in the table below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     All of the nominees are currently directors of the Company and were elected at the Annual Meeting of Shareholders held on June 7, 1994. The following table sets forth the year each nominee first became a director of the Company and the positions each nominee currently holds with the Company.


  Nominee's or Director's
  -----------------------
   Name and Year Nominee
   ---------------------
         Director                             Position(s) Held
         --------                             ----------------
   First Became Director                        with Company
   ---------------------                        ------------
Rodger B. Dowdell, Jr. --    President, Chairman of the Board of Directors,
 1985                        Chief Executive Officer

Emanuel E. Landsman -- 1981  Vice President, Secretary, Clerk and Director

Neil E. Rasmussen -- 1981    Vice President and Director

Ervin F. Lyon -- 1981        Director

James D. Gerson -- 1988      Director


Meetings of the Board of Directors and Committees

     The Board of Directors met four times during the fiscal year ended December 31, 1994.

     The Company's Compensation and Stock Option Committee, comprised of Messrs. Dowdell, Gerson and Lyon, met three times during the fiscal year ended December 31, 1994.

The Compensation and Stock Option Committee makes recommendations to the Board of Directors regarding compensation and benefits for employees, consultants and directors of the Company, determines the compensation of executive officers and is responsible for the administration of the Company's 1987 Stock Option Plan.

     The Company's Audit Committee, comprised of Messrs. Gerson and Lyon, met one time during the fiscal year ended December 31, 1994. The Audit Committee oversees the accounting, tax and financial functions of the Company, including matters relating to the appointment and activities of the Company's auditors.

     The Company does not currently have a standing Nominating Committee.

     During the fiscal year ended December 31, 1994, all of the directors attended at least 75% of the total number of meetings held by the Board of Directors, and all of the members of the Compensation and Stock Option Committee and the Audit Committee attended all of the meetings of such committees.

Compensation of Directors

     As compensation for serving on the Board of Directors, each non-employee director is paid $1,000 by the Company for each meeting attended. Non-employee directors are also reimbursed for reasonable expenses incurred while attending meetings.

     On February 25, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "1993 Director Plan"), subject to approval by the Company's stockholders, which approval was granted on May 20, 1993. The 1993 Director Plan authorized the grant on February 25, 1993 of a stock option for 20,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company. An option was granted to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1993 Director Plan. Such options have an exercise price of $12 per share, the fair market value on the date of grant. Each director can currently exercise an option to purchase up to 10,000 shares of Common Stock.

Occupations of Directors

     The following table sets forth the names of all nominees for directors and all current directors, their ages and present position(s) with the Company.


           Name              Age                Position(s)
           ----              ---                -----------
Rodger B. Dowdell, Jr.(1)     46  President, Chief Executive Officer and
                                  Chairman of the Board of Directors

Emanuel E. Landsman           58  Vice President, Secretary, Clerk and
                                  Director

Neil E. Rasmussen             40  Vice President and Director

Ervin F. Lyon (1)(2)          59  Director

James D. Gerson (1)(2)        51  Director

______________________

(1)  Member, Compensation and Stock Option Committee
(2)  Member, Audit Committee

     The By-laws of the Company provide that each director is elected to hold office until the next annual meeting of shareholders, and until his successor is chosen and qualified. The officers of the Company are elected annually at the first meeting of the Board of Directors following the annual meeting of shareholders, and hold office until their respective successors are chosen and qualified.

     Rodger B. Dowdell, Jr. joined the Company in August 1985 and has been President and a Director since that time. From January to August 1985, Mr. Dowdell worked for the Company as a consultant, developing a marketing and production strategy for UPS products. From 1978 to May 1984 he was President of Independent Energy, Inc., a manufacturer of electronic temperature controls.

     Emanuel E. Landsman has been Vice President, Clerk and Director of the Company since its inception. From 1966 to 1981, Dr. Landsman worked at Massachusetts Institute of Technology's Lincoln Laboratory ("M.I.T."), where he was in the Space Communications Group from 1966 to 1977 and the Energy Systems Engineering Group from 1977 to 1981.

     Neil E. Rasmussen has been Vice President and a Director of the Company since its inception. From 1979 to 1981, Mr. Rasmussen worked in the Energy Systems Engineering Group at M.I.T.'s Lincoln Laboratory.

     Ervin F. Lyon has been a Director of the Company since its inception. From September 1986 to March 1993, Dr. Lyon worked for M.I.T's Lincoln Laboratory, from which he retired in March 1993. From the inception of the Company through August 1985, Dr. Lyon was President and Chairman of the Company. From 1977 to 1981, Dr. Lyon was a member of the technical staff at M.I.T's Lincoln Laboratory.

     James D. Gerson has been a Director of the Company since August 1988. Commencing January 1986 through January 1992, Mr. Gerson was Vice President and Manager - Corporate Finance of Josephthal & Co., Inc., and successor firms, an investment banking and brokerage firm. From January 1992 to March 1993, Mr. Gerson was Managing Director of Corporate Finance of Reich & Co., Inc. Since March 1993, Mr. Gerson has been Senior Vice President of Fahnestock & Co. Mr. Gerson is also a member of the Board of Directors of Ag Services of America, Inc., Conceptronic, Inc., Energy Research Corporation, Hilite Industries, Inc. and Computer Outsourcing Services, Inc.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1994, 1993 and 1992, of those persons who were at December 31, 1994 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                     Compensation
                                    Annual Compensation (1)           Awards (2)
                                    -----------------------           Securities
                                                                      Underlying       All other
 Name and Principal Position     Year    Salary      Bonus($)(3)     Options/SARs   Compensation (4)
- - - - -----------------------------    ----    ------      -----------     ------------   ----------------
Rodger B. Dowdell, Jr.           1994    $392,000    $360,000              0           $32,174(6)
Chief Executive Officer,         1993     370,000     400,000              0            30,144(6)
President & Director             1992     309,000     350,000              0                --

Neil E. Rasmussen                1994     259,000     240,300              0            31,624(7)
Vice President and Director      1993     244,000     267,000              0            30,144(7)
                                 1992     206,000     231,000              0                --

Edward W. Machala                1994     259,000     240,300              0            31,454(8)
Vice President, Operations       1993     244,000     267,000              0            30,144(8)
and Treasurer                    1992     205,000     231,000              0                --

David Vieau                      1994     170,000     155,700              0            30,677(9)
Vice President, Marketing        1993     160,000     173,000              0            30,144(9)
                                 1992     125,000     150,000              0                --

Asa Davis III (5)                1994     170,000     155,700              0            30,469(10)
Vice President, Sales            1993     160,000     173,000              0            30,144(10)
                                 1992     112,000     150,000              0                --

______________________________


(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 1994, 1993 and 1992.

(3) Includes bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, which were paid in the next subsequent year.

(4) Disclosure of All Other Compensation is not required for the fiscal year ended December 31, 1992.

(5) Mr. Davis was elected Vice President of Sales on February 20, 1992. Mr. Davis is a nephew of Rodger B. Dowdell, Jr.

(6) Includes $30,000, the market value of the shares of Common Stock contributed to the Employee Stock Ownership Plan on behalf of Mr. Dowdell and $2,174 and $144, respectively, in premiums on a term life insurance policy for Mr. Dowdell's benefit for fiscal years ended December 31, 1994 and 1993.

(7) Includes $30,000, the market value of the shares of Common Stock contributed to the Employee Stock Ownership Plan on behalf of Mr. Rasmussen and $1,624 and $144, respectively, in premiums on a term life insurance policy for Mr. Rasmussen's benefit for fiscal years ended December 31, 1994 and 1993.

(8) Includes $30,000, the market value of the shares of Common Stock contributed to the Employee Stock Ownership Plan on behalf of Mr. Machala and $1,454 and $144, respectively, in premiums on a term life insurance policy for Mr. Machala's benefit for fiscal years ended December 31, 1994 and 1993.

(9) Includes $30,000, the market value of the shares of Common Stock contributed to the Employee Stock Ownership Plan on behalf of Mr. Vieau and $677 and $144, respectively, in premiums on a term life insurance policy for Mr. Vieau's benefit for fiscal years ended December 31, 1994 and 1993.

(10) Includes $30,000, the market value of the shares of Common Stock contributed to the Employee Stock Ownership Plan on behalf of Mr. Davis and $469 and $144, respectively, in premiums on a term life insurance policy for Mr. Davis' benefit for fiscal years ended December 31, 1994 and 1993.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The Company did not grant any stock options during the fiscal year ended December 31, 1994 to the Named Officers listed in the Summary Compensation Table.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1987 Stock Option Plan including (i) the number of shares purchased upon exercise of options in 1994,
(ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at December 31, 1994 and (iv) the value of such unexercised options at December 31, 1994:


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1994 OPTION VALUES


                                                                Number of Unexercised         Value of Unexercised In-the-
                             Shares                                  Options at                     Money Options at
                           Acquired on      Value Realized      December 31, 1994 (#)            December 31, 1994 ($)(1)
           Name            Exercise (#)          ($)          Exercisable   Unexercisable     Exercisable      Unexercisable
           ----            ------------     --------------    -----------   -------------     -----------      -------------
Rodger B. Dowdell, Jr.              --            --              --             --               --                --

Neil E. Rasmussen                   --            --              --             --               --                --

Edward W. Machala                 30,000      $  718,110          --             --               --                --

David Vieau                       72,000       1,643,616        230,000       50,000          $2,835,440        $616,400

Asa Davis III                     25,000         502,337         10,000        5,000             130,310          65,155

___________________________

(1) Value is based on the difference between option exercise price and the fair market value at 1994 fiscal year-end ($16.375 per share as quoted on The Nasdaq Stock Market) multiplied by the number of shares underlying the option.

                     AMERICAN POWER CONVERSION CORPORATION
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the three-member Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"). Two members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management.

     Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward above-average long-term corporate performance, (iv) recognize individual initiative and achievement, as well as teamwork and (v) assist the Company in attracting and retaining qualified executive officers. Compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary and performance-based bonuses, and long term incentive compensation in the form of stock options.

     In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee prepares a salary plan annually. The base salaries are fixed at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of the Company. In addition, the base salaries take into account the Company's relative financial performance as compared to comparable companies. The financial performance measures utilized include sales growth, return on equity and pre-tax earnings levels. The Chief Executive Officer's employment agreement provides that his cash compensation shall be in accordance with the American Electronics Association's (AEA) standards for chief executive officers of similar size companies for salary and bonus. The AEA standards, which are published annually, are used to determine the base salary of chief executive officers of companies in the electronics industry which are of comparable size in terms of annual revenues. The Compensation Committee has the discretion to increase or decrease the AEA standards when arriving at compensation levels for the Company's executives based upon its comparison of the Company's performance to that of similar companies.

     During fiscal 1994, the Compensation Committee referred to the American Electronics Association's Executive Compensation Survey (the "AEA Survey") results to establish annual salaries for executives, including the Chief Executive Officer. The actual base salaries established for 1994 were increased from the AEA standards to reflect the Company's better financial performance compared to the financial performances, on average, of the companies which comprised the AEA Survey. The Compensation Committee's assessment of the Company's relative financial performance placed the Company above the 75th percentile of similar companies participating in the AEA Survey. Accordingly, the base salaries for the executive officers were set at a level intended to be comparable with similar companies above the 75th percentile.

     The Compensation Committee relies on incentive compensation in the form of performance-based bonuses and stock options to retain and motivate executive officers. Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. Financial goals include sales growth, pre-tax profits, return on equity and cash flow, while strategic goals focus on product development and introductions, and increasing market share. The Compensation Committee assigns approximately equal weight to each of the financial and strategic goals. The Company also utilizes the AEA Survey results to determine comparable amounts paid in the form of incentive bonuses to executive officers, subject to adjustment (upward or downward) based upon the Company's performance in relation to the AEA Survey participants. The Compensation Committee concluded that the Company's financial and strategic goals were substantially achieved and, as discussed above, the Company's performance, on average, was better than similar companies. As a result, the Compensation Committee determined the 1994 cash bonuses in an amount which, when combined with base salaries, represented a total cash compensation award intended to be comparable with similar companies above the 75th percentile.

     Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Company's 1987 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options.

     The 1987 Stock Option Plan permits the Compensation Committee to grant stock options to eligible employees, including executive officers. During 1994, the Compensation Committee granted stock options to various employees. Options become exercisable based upon a vesting schedule tied to years of service. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time. The Compensation Committee believes that the executive officers of the Company who are members of the Board of Directors continue to have significant stock ownership in the Company based on their status as founders of the Company. The Compensation Committee therefore has not granted any stock options to such individuals to date. With respect to the Company's other executives, option grants are intended to last for several years and new grants are generally not made until previously granted options are substantially vested. No stock options were granted to executive officers in 1994.

     The Company also maintains an Employee Stock Ownership Plan (the "ESOP") in which all executives participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the ESOPs. The ESOP's assets are invested exclusively in the Company's Common Stock so as to further align employees' and shareholders' long-term financial interests. The Board of Directors approves the contributions to the ESOP.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

     Certain executive officers of the Company will be subject to the $1 million limitation on deductibility of compensation under Section 162(m) of the Internal Revenue Code, beginning in 1994. All of the compensation received by executive officers (including the Chief Executive Officer) was deductible by the Company for income tax purposes. It is not anticipated that any executive officer will receive compensation during 1995 which will not be deductible by reason of the limitation. This limitation will continue to be considered by the Compensation Committee when it determines the amounts of compensation to be paid to executive officers in 1996 and subsequent calendar years.

     This report has been submitted by the members of the Compensation and Stock Option Committee.


Rodger B. Dowdell, Jr.
(Chairman, President and Chief Executive Officer)

James D. Gerson

Ervin F. Lyon

PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative total stockholder return among the Company, the University of Chicago's Center for Research in Security i.e. Prices ("CRSP") Index for the Nasdaq Stock Market and the CRSP Index for Nasdaq Electronic Components Stocks (SIC 367, a peer group index which includes electronic components companies). The comparison assumes $100 was invested on December 31, 1989 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.



                             [GRAPH APPEARS HERE]


                            1989    1990     1991     1992     1993      1994
- - - - --------------------------------------------------------------------------------
Broad Market Index   (1)  $100.00  $84.90  $136.30  $158.60   $180.90   $176.90

Peer Group Index     (2)   100.00   97.00   138.20   215.90    296.50    328.30

APCC                       100.00  317.40   930.40 1,947.80  3,304.30  2,278.30
- - - - --------------------------------------------------------------------------------

Assumes $100 invested on 12/31/89.
(1) CRSP Index for Nasdaq Stock Market
(2) CRSP Index for Nasdaq Electronic Components Stocks

EMPLOYMENT CONTRACT

     The Company has entered into an employment agreement with its Chief Executive Officer. The agreement is automatically renewed annually unless either party notifies the other 60 days prior to the renewal date. Pursuant to the agreement, the Company pays the Chief Executive Officer an annual salary and a bonus which are based on the salaries and bonuses paid to Chief Executive Officers of electronics companies having approximately the same revenues as the Company. The Chief Executive Officer is obligated under the agreement not to compete with the Company while he is employed by the Company and for a period of one year thereafter. The Company does not have employment agreements with any other executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, Messrs. Dowdell, Gerson and Lyon served on the Compensation Committee. The Compensation Committee was responsible for determining the non-equity and equity compensation of executive officers of the Company. Rodger B. Dowdell, Jr., the President and Chief Executive Officer of the Company, participated in deliberations concerning executive officer compensation, but was not present during discussions of and abstained from voting with respect to decisions concerning his own compensation as Chief Executive Officer. Mr. Dowdell is not eligible for equity compensation while a member of the Compensation Committee.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1994, or written representations from certain reporting persons, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities complied with all filing requirements applicable to them with respect to transactions during 1994.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1995. KPMG Peat Marwick has served as the Company's auditors since fiscal 1991.

     It is expected that a member of the firm of KPMG will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the selection of KPMG for the fiscal year ending December 31, 1995.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than January 2, 1996. It is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to soliciting shareholders by mail or by its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company, none of whom will receive additional compensation therefor, may also be made of some shareholders in person or by mail, telephone or telegraph, following the original solicitation. The Company has retained Morrow & Co. Incorporated to assist in the solicitation of proxies, and will pay this company a fee of approximately $3,500, plus expenses.

                     AMERICAN POWER CONVERSION CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN
                     Voting Instruction for Annual Meeting
                         of Shareholders-June 14, 1995
                      SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby instructs Rodger B. Dowdell, Jr., Neil E. Rasmussen and Edward Machala, as Trustees under the American Power Conversion Corporation Employee Stock Ownership Plan, to vote in person, or to grant a proxy appointing Rodger B. Dowdell, Jr. and Emanuel E. Landsman, and each of them, proxies, with full power of substitution, to vote all shares of stock of American Power Conversion Corporation (the "Company") allocated to the account of the Company to be held on Wednesday, June 14, 1995 at 10:00 a.m. local time, at Chafee Social Science Center on the campus of the University of Rhode Island, Kingston, Rhode Island 02881 and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated May 1, 1995, a copy of which has been received by the undersigned.

1. To fix the number of directors at five.

             [_]  FOR          [_]  AGAINST          [_]  ABSTAIN

2. To elect a Board of Directors for the ensuing year.
    Nominees: Rodger B. Dowdell, Jr., Emanuel E. Landsman, Neil E. Rasmussen, Ervin F. Lyon and James D. Gerson.

             [_]  FOR all nominees      [_]  WITHHELD from all nominees

For, except vote withheld from the following nominee(s):

- - - - --------------------------------------------------------------------------------

3. To consider and act upon the matter of ratifying the selection of the firm of KPMG Peat Marwick as auditors for the fiscal year ending December 31, 1995.

             [_]  FOR          [_]  AGAINST          [_]  ABSTAIN

4. To transact such other business as may properly come before the meeting and any adjournment thereof.


                                  Signature________________________________

                                  Print Name_______________________________

                                  Date_____________________________________

                     AMERICAN POWER CONVERSION CORPORATION
                   Proxy for Annual Meeting of Shareholders
                                 June 14, 1995
 P               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 R
 O        The undersigned hereby appoints Rodger B. Dowdell, Jr. and Emanuel E.
 X   Landsman, and each of them, proxies, with full power of substitution, to
 Y vote all shares of stock of American Power Conversion Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, June 14, 1995, at 10:00 a.m. local time, at the Chafee Social Science Center on the campus of the University of Rhode Island, Kingston, Rhode Island 02881, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 1, 1995, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.


                    CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
                                                                      SIDE

    Please mark
[X] votes as in
    this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS IN ITEMS 1 AND 3.

1. To fix the number of directors of five.

         FOR        AGAINST        ABSTAIN
         / /          / /            / /

2. To elect the Board of Directors for the ensuing year:

   Nominees: Rodger B. Dowdell, Jr., Emanuel E. Landsman, Neil E. Rasmussen, Ervin F. Lyon and James D. Gerson

         FOR                       WITHHELD
         / /                          / /

3. To ratify the selection of the firm of KPMG Peat Marwick LLP as auditors for the fiscal year ending December 31, 1995.

         FOR        AGAINST        ABSTAIN
         / /          / /            / /

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

   MARK HERE FOR ADDRESS   / /         MARK HERE IF YOU PLAN / /
   CHANGE AND NOTE AT LEFT             TO ATTEND THE MEETING

/ / _____________________________________
For all nominees except as noted above


                  If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.

                  Signature: __________________________________ Date ___________

                  Signature: __________________________________ Date ___________